Exhibit 10.1

Medtronlc

Office of

Chairman and Chief Executive Officer

710 Medtronic Parkway N.E.

Minneapolis, MN 55432-5604

USA

May 2, 2016

Karen Parkhill

4406 Lively Lane

Dallas, Texas 75220

Dear Karen,

It is with great pleasure that I extend this Offer Letter for Employment (herein called “Offer Letter”) with Medtronic.

1.	Title

Executive Vice President and Chief Financial Officer, Medtronic

You will serve as a member of the Medtronic Executive Committee, reporting to me.

2.	Employment Location

Your employment with Medtronic will be located at Medtronic’s Operating Headquarters in Fridley, Minnesota. As a condition of employment, you will be required to relocate to the Twin Cities Metro area in Minnesota within 15 months of your employment start date.

3.	Employment Start Date

Your employment with Medtronic will commence on June 20, 2016 (herein called “Start Date”).

4.	Base Salary

Your annual base salary will be $750,000 US Dollars (USD), less applicable withholdings and deductions, commencing upon your Start Date and paid in accordance with Medtronic’s standard U.S. payroll practices.

5.	Medtronic Incentive Plan (“MIP”)

You will be eligible to participate in MIP beginning with Fiscal Year 2017. Your participation will begin on your Start Date with a target payout equal to 110% of your full-year annual base salary for Fiscal Year 2017. Your actual payout will be based on Medtronic’s performance against the MIP performance goals for Fiscal Year 2017.

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Karen Parkhill Offer Letter of Employment, May 2, 2016

6.	Annual Long-Term Incentive Plan (LTIP)

You will be eligible to participate in Medtronic’s Long-Term Incentive Plan (LTIP) beginning with Fiscal Year 2017. The total target grant date value of your Fiscal Year 2017 LTIP will be $3,000,000 USD and is comprised of the following components:

A.	Annual Long-Term Performance Plan (“LTPP”)

LTPP is granted annually and currently has a three-fiscal year performance period after which the incentive is paid in cash based on Medtronic’s performance against long-term performance goals. Beginning with the FY2017 - FY2019 performance period, you will be eligible to participate in LTPP. Your target annualized award will be $1,000,000 USD. Current performance measures used for LTPP are 1) Revenue Growth (50% of payout opportunity) and 2) Return on Invested Capital (50% of payout opportunity). Performance measures for the FY2017 - FY2019 LTPP will be confirmed by the Compensation Committee at its June 2016 meeting.

B.	Annual Nonqualified Stock Option Grant

You will be eligible for annual stock option award beginning with Fiscal Year 2017. The anticipated grant date is August 1, 2016. The current grant amount (aggregate exercise price) is $4,000,000 USD, with a targeted grant date value of $1,000,000 USD, as of the date of this letter, and vests 25% per year beginning one year after the date of grant. All terms and conditions of the stock option award will be described in the stock option agreement that is delivered to you following the grant date. Your nonqualified stock option awards are subject to approval by the Compensation Committee of the Board of Directors.

C.	Restricted Stock Unit Grant

Beginning Fiscal Year 2017, you will be eligible for annual grants of restricted stock units. The Fiscal Year 2017 grant date would be August 1, 2016. The current grant date value is $1,000,000 USD and vests 100% on the third anniversary of the date of grant, provided that a minimum company performance threshold is achieved. The performance threshold set for Fiscal Year 2016 is a 3% Cumulative Compound Annual Growth Rate for Diluted Earnings Per Share measured for FY2016 - FY2018. The Compensation Committee will establish the FY2017- FY2019 performance threshold prior to the grant date. All terms and conditions of any restricted stock unit award will be described in the restricted stock unit agreement provided following the grant date. Annual restricted stock unit awards are subject to approval by the Compensation Committee of the Board of Directors.

7.	One Time, New Hire Cash Bonus

You will receive a new hire cash bonus in the amount of $1,000,000 total. $500,000, less applicable withholdings and deductions, is payable within 30 days of your Start Date. The remaining $500,000, less applicable withholding and deductions, is payable within six (6) months of your Start Date. Both new hire cash payments are subject to Medtronic’s standard clawback policy. To receive the bonus, you must sign and return the agreement to repay bonus, including in your new hire packet.

8.	One-time, New Hire Restricted Stock Unit Grant

You will be granted a one-time, restricted stock unit award with a grant date value of $4,400,000 USD, which is scheduled to be granted on your Start Date. The Restricted Stock Unit grant will vest 33 1/3% on the first anniversary of the grant date, 33 1/3% on the

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Karen Parkhill Offer Letter of Employment, May 2, 2016

second anniversary of the grant date, and the remaining 33 1/3% on the third anniversary of the grant date; and is subject to the attainment by the Company of $1.00 diluted EPS threshold for the fiscal year ending prior to each vesting date.

The actual number of units for the restricted stock unit grant will be based on the grant date value of $4,400,000 USD divided by the market closing price for Medtronic stock on the Start Date. All terms and conditions of the restricted stock unit award are described in the restricted stock unit grant agreement.

9.	Relocation Benefits

You will be provided full executive relocation benefits to support your move from Dallas Texas to Twin Cities Metropolitan area in Minnesota. The relocation benefits apply to your primary residence in Dallas. You are also approved to commute from Dallas to Medtronic’s Operating Headquarters in Fridley, Minnesota, for up to 15 months if that should be necessary. If you commute, Medtronic will provide a taxable commuter allowance in an amount to be determined if commuting is determined to be necessary. The gross taxable amount will be calculated so that the after-tax payment provides coverage for the associated commuting costs.

10.	Employee Health and Welfare Benefits

You will be offered the same benefits as all other U.S. employees of Medtronic, including any benefits commensurate with your job level, upon meeting eligibility requirements as provided for in the Plan documents. An overview of Medtronic’s Benefit Programs is attached. Enrollment.in Medtronic’s Benefits, including Health, Wellness, and Retirement programs will occur during your on-boarding orientation.

11.	Business Allowance

In order to provide remuneration for business use of your personal automobile, financial planning services, and other personal, job related expenses; you will be provided with an annual allowance of $24,000 (paid bi-weekly).

12.	Deferred Compensation Plan

You will be eligible to participate in the next calendar year phase of Medtronic’s Capital Accumulation Plan (“CAP”), subject to the terms of the CAP, which provides for the opportunity to defer a portion of calendar year 2017 compensation. If desired, you may enroll in the 2017 CAP during the annual enrollment period held in October 2016.

13.	Termination

Your employment with Medtronic is “at will” and may be terminated at any time by Medtronic or by you. If your employment is terminated by the Company without Cause, as defined in the 2013 Stock Award and Incentive Plan, and contingent upon your signing and complying with a severance and release agreement, the Company shall pay or provide you with

i.	An amount equal to the product of (A) two times (B) the sum of (1) your Base Salary in effect at the time of employment termination and (2) your annual Target MIP Incentive;

ii.	An amount equal to the product of (A) twenty four (24) and (B) the monthly premium for COBRA continuation coverage under the Company’s medical, dental and vision plans, payable in a lump sum on the date sixty (60) days after the date of termination.

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Karen Parkhill Offer Letter of Employment, May 2, 2016

iii.	Subject to your continued payment of the full COBRA premiums, continued participation for two (2) years in all medical, dental and vision plans which cover you (and eligible dependents) upon the same terms and conditions (except for the requirements of your continued employment) in effect for active employees of the Company;

iv.	Continued vesting of the One-Time, New Hire Restricted Stock Unit grant specified in section 8 of this Letter of Intent, subject to the terms and conditions of the grant agreement and the vesting provisions contained therein.

14.	Change in Control

You will be eligible for Medtronic’s Section 16 Officer Change in Control Policy, which accompanies this Offer Letter.

15.	Employee Agreement

The compensation and benefits provided in this Offer are contingent on you signing the Medtronic Employee Agreement, which specifies certain employment terms and conditions. That agreement is provided to you with this Offer Letter.

16.	Stock Ownership Policy

Medtronic’s policy requires Section 16 Officers to maintain Medtronic stock equal to three (3) times annual salary. Unless noted otherwise by an equity grant agreement, Officers must retain 50% of the after-tax shares following settlement of equity compensation awards, including stock option exercises and restricted stock vesting, until the stock ownership requirement is met. All shares of Medtronic stock owned by you, including the after tax value of unexercised stock options and the after tax value of unvested restricted stock unit awards, count towards satisfying the stock ownership guideline.

17.	Reasonable Accommodation (Americans with Disabilities Act)

Medtronic is committed to providing reasonable accommodations so that all individuals may participate fully in their employment. If you need accommodations because of a medical condition, or a religious belief or practice, please discuss your request with Carol Surface, Chief Human Resources Officer, who will work with you to evaluate accommodation options.

18.	Eligibility Documents

As required by federal law, Medtronic must verify that its employees are eligible to work in the United States. On or before your first day of employment, you may be required to certify that you are a citizen of the U.S., a noncitizen national of the U.S., a lawful permanent resident, or an alien authorized to work in the U.S. Medtronic would assist you with completing immigration authorization documents and procedures with the United States Government.

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Karen Parkhill Offer Letter of Employment, May 2, 2016

19.	Legal Fees

Medtronic agrees to provide you with full reimbursement of any legal fees that you incur associated with legal review, counsel, or action taken in conjunction with your employment termination with Comerica, Inc., including review of documents, legal counsel associated with that review, and any legal action necessary should Comerica, Inc. decide to cancel your vested and unpaid restricted stock unit shares. Medtronic will not reimburse legal fees associated with any matter other than legal review, counsel, or action directly associated with your employment termination with Comerica to join Medtronic.

20.	Other General Provisions

Medtronic expects you to take reasonable steps to protect proprietary information from your current employer and to abide by any other confidentiality and applicable non-solicitation agreements.

Karen, I am pleased to extend this offer of employment with Medtronic. Please review and direct any questions to Carol Surface, Chief Human Resources Officer. To accept this offer of employment, please sign and date below, sign the Medtronic Employee Agreement included with this offer, and return the two original documents to Carol Surface.

Best regards,

Omar lshrak

Chairman and Chief Executive Officer

I, Karen Parkhill, accept this offer of employment as outlined above.

May 2, 2016
Signature	Date

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